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EXHIBIT NUMBER 11.0




                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE



                                             Quarter Ended         Six Months Ended
                                             June 30, 1996           June 30, 1996
                                          -------------------     -------------------
Net income                                     $  428,620                 $  976,638

Weighted average shares outstanding             1,524,245                  1,524,245

Common stock equivalents due to dilutive
 effect on stock options                           62,733                     65,962
                                                   ------                     ------
Total weighted average common shares
 and equivalents outstanding                    1,586,978                  1,590,207
                                                =========                  =========
Primary earnings per share                         $ 0.27                     $ 0.61
                                                   ======                     ======

Additional  dilutive  shares using the end of
 the period market value versus the
 average market value when applying the
 treasury stock method                                800                      3,595
                                                      ---                      -----
Total weighted average common shares
 and equivalents outstanding for fully
 diluted computation                            1,587,778                  1,593,802
                                                =========                  =========

Fully diluted earnings per share                    $0.27                      $0.61
                                                    =====                      =====
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